Exhibit 5.2
August 28, 2009
Hicks Acquisition Company I, Inc.
100 Crescent Court, Suite 1200
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as special Delaware counsel to Hicks Acquisition Company I, Inc., a Delaware corporation (the “Company”), in connection with the proposed amendments to the certificate of incorporation of the Company. In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
     For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:
     (i) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 28, 2007 (the “Certificate of Incorporation”);
     (ii) the Amended and Restated Bylaws of the Company, as adopted on September 28, 2007 (the “Bylaws”);
     (iii) a form of the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) (attached hereto as Exhibit A);
     (iv) the Form S-1/A of the Company (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2007 in connection with the Company’s initial public offering (“IPO”);
     (v) the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among the Company, Resolute Energy Corporation, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC, and HH-HACI, L.P. (the “Reorganization Agreement”); and
     (vi) the proxy statement proposed to be filed with the SEC in connection with the Certificate of Amendment and the Reorganization Agreement (the “Proxy Statement”).

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     With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (c) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and, except as set forth in this opinion, we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.
BACKGROUND
     We have been advised, and accordingly assume for purposes of our opinion as expressed herein, that (i) the Company has entered into a Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among the Company, Resolute Energy Corporation (“IPO Corp”), Resolute Subsidiary Corporation (“MergerSub”), Resolute Aneth, LLC (“Aneth”), Resolute Holdings, LLC (“Parent”), Resolute Holdings Sub, LLC (“Seller”), and HH-HACI, L.P. (“Founder”) pursuant to which (a) the Company will acquire a membership interest in Aneth equal to the Defined Percentage (as defined in the Reorganization Agreement) in exchange for cash consideration (the “Acquisition”); (b) immediately following the Acquisition, Aneth will use the consideration it receives from the Company in the Acquisition to repay certain of its outstanding liabilities (the “Debt Repayment”); (c) following the Debt Repayment, Seller will contribute all of its issued and outstanding equity interests in all of its subsidiaries except for the Excluded Subsidiaries (as defined in the Reorganization Agreement) (collectively, the “Contribution Interest”) to IPO Corp. and in exchange therefor IPO Corp. will issue to Seller 9,200,000 shares of common stock of IPO Corp., par value $0.0001 per share (“IPO Corp. Common Stock”), warrants to purchase 4,600,000 shares of IPO Corp. Common Stock and 1,385,000 Earnout Shares (as defined in the Reorganization Agreement) (collectively, the “Contribution”); (d) 7,335,000 shares of the Company’s common stock held by Founder and 4,600,000 warrants to purchase the Company’s common stock held by Founder will be cancelled; (e) Seller will acquire from Founder 2,333,333 warrants to purchase the Company’s common stock and in exchange therefor Seller will pay Founder $1,166,666.50; (f) 1,865,000 shares of the Company’s common stock held by the Founder will be converted into 1,865,000 Earnout Shares; and (g) immediately following completion of the Acquisition and the Debt Repayment and simultaneously with the Contribution, MergerSub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of IPO Corp. ((a) through (g) collectively, the “Proposed Reorganization”); (ii) the Proposed

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Reorganization constitutes a “Business Combination” within the meaning of Article IX of the Certificate of Incorporation; and (iii) the Proposed Reorganization involves an entity engaged in the energy industry as its principal business.
Article II of the Certificate of Incorporation provides:
Subject to the proviso below, the purpose of the Corporation is to (i) acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets; provided, that the Corporation will not complete a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada, and (ii) conduct all other lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).
Accordingly, in order to consummate the Proposed Reorganization pursuant to Article IX of the Certificate of Incorporation, the Company is proposing to amend Article II of the Certificate of Incorporation as set forth in the Certificate of Amendment attached hereto as Exhibit A to read in its entirety as follows:
The purpose of the Corporation is to conduct all lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).
(the “Article II Amendment”). The Company is also proposing to amend Article IX, Section 9.5 of the Certificate of Incorporation simultaneously with the Article II Amendment. Article IX, Section 9.5 provides:
The Corporation’s existence shall terminate on September 28, 2009 (such date being the “Termination Date”). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.

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The Company is proposing to amend Article IX, Section 9.5 of the Certificate of Incorporation as set forth in the Certificate of Amendment attached hereto as Exhibit A to read in its entirety as follows:
In the event that the transactions contemplated by the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among Hicks Acquisition Company I, Inc., Resolute Energy Corporation, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC and HH-HACI, L.P. are not consummated by October 5, 2009, the Corporation’s existence shall terminate on October 5, 2009. The Corporation shall otherwise have perpetual existence.
     We have also been advised, and accordingly assume for purposes of our opinion as expressed herein, that (i) any of the stockholders holding IPO Shares (as defined in the Reorganization Agreement) who affirmatively vote their IPO Shares against the Proposed Reorganization and demand that such shares be converted into cash will be entitled to receive a pro rata portion of the Trust Fund if the Proposed Reorganization is consummated (the “Conversion Rights”); and (ii) the stockholders’ vote on any proposal other than the proposal to approve the Proposed Reorganization will have no impact on the stockholders’ Conversion Rights.
Article X of the Certificate of Incorporation provides in pertinent part:
[n]otwithstanding any other provision of this Amended and Restated Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, (i) the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Amended and Restated Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article X and (ii) Article IX of this Amended and Restated Certificate may not be amended except as provided therein; provided that no amendment to any of Article II, this Article X or Section 9.5 may become effective prior to the consummation of a Business Combination.
     Thus, the underlined language in Article X of the Certificate of Incorporation purports to eliminate the Company’s (and, consequently, the Company’s directors and

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stockholders) power to amend Article II and Section 9.5 prior to the consummation of a Business Combination.1
DISCUSSION
     You have asked our opinion as to whether Article II and Section 9.5 may be amended as provided in the Certificate of Amendment. For the reasons set forth below, in our opinion to the extent Article X of the Certificate of Incorporation purports to eliminate the Company’s statutory power to amend Article II and Section 9.5 prior to the consummation of a Business Combination, it is not a valid certificate of incorporation provision under the General Corporation Law.2 Thus, Article II and Section 9.5 may be amended as provided in the Certificate of Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law.

[1]	Section 9.1(a) also purports to eliminate the Company’s power to amend any provision of Article IX (including Section 9.5) prior to the consummation of a Business Combination (when such amendment receives majority, rather than unanimous, stockholder approval). In addition, the second sentence of Section 9.5 purports to eliminate the Company’s power to amend Section 9.5 prior to the consummation of a Business Combination. Because we address the validity of the provision in Article X which purports to eliminate the Company’s power to amend Section 9.5 prior to the consummation of a Business Combination, and the Company is proposing to amend Section 9.5 to, among other things, eliminate the second sentence, we have not directly addressed the validity of the second sentence of Section 9.5. Because the application of the provision in Section 9.1(a) depends on the vote received on such amendment, we have not directly addressed the validity of the proviso in Section 9.1(a). However, because the provisions in Section 9.1(a) and Section 9.5 purport to eliminate the Company’s power to amend Section 9.5 prior to the consummation of a Business Combination, our analysis of the provision in Article X, which purports to eliminate the Company’s power to amend specific provisions in the Certificate of Incorporation, would also apply to the provisions in Section 9.1(a) (when such amendment receives majority, rather than unanimous, stockholder approval) and Section 9.5.

[2]	We note that it is ambiguous whether the language of Article X, which prohibits amendments to Article II “prior to” a Business Combination, would prohibit an amendment that is effected simultaneously and in connection with a Business Combination. We believe the better reading of this provision is that it does permit an amendment that is effected simultaneously and in connection with a Business Combination since there would be no point in amending Article II after a Business Combination is effected. Where a literal interpretation of the contract leads to unreasonable results, Delaware courts have held that such interpretation must give way to a reasonable interpretation. See, e.g., Horizon Personal Communications, Inc. v. Sprint Corp., 2006 WL 2337592, at *21 (Del. Ch. Aug. 4, 2006) (indicating that Delaware courts strive to avoid an interpretation which makes performance impossible and produces an unreasonable or absurd result). If the Article X provision were read to permit an amendment to Article II that is effected simultaneously and in connection with a Business Combination, there would be no issue regarding the authorization of the Article II Amendment. However, for purposes of this opinion, we have assumed that the purpose and intent of the language in Article X relating to amendments to Article II is in fact to prohibit amendments to Article II until after a Business Combination is effected.

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     Section 242(a) of the General Corporation Law provides that:
[a]fter a corporation has received payment for any of its capital stock, it may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment ... In particular, and without limitation upon such general power of amendment, a corporation may amend its certificate of incorporation, from time to time, so as ... (2) To change, substitute, enlarge or diminish the nature of its business or its corporate powers and purposes ... .
8 Del. C. § 242(a). In addition, Section 242(b) of the General Corporation Law provides that:
Every amendment [to the Certificate of Incorporation] ... shall be made and effected in the following manner: (1) [i]f the corporation has capital stock, its board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders... If a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with § 103 of this title.
8 Del. C. § 242(b) (emphasis added). Thus, Section 242(a) grants Delaware corporations broad statutory power to amend their certificates of incorporation to the extent permitted under Delaware law, including to the extent contemplated by the Certificate of Amendment, subject to compliance with the amendatory procedures set forth in Section 242(b). Implicit in the language of Section 242 is that the power to amend the certificate of incorporation is a fundamental power of Delaware corporations vested in directors and stockholders of a corporation. Nothing in Section 242 suggests that this statutory power may be entirely eliminated by a provision of the certificate of incorporation with respect to certain provisions thereof. Indeed, the mandatory language in Section 242(b) supports the proposition that the corporation’s broad power to amend the certificate of incorporation cannot be eliminated. Section 242(b) mandates that, absent a provision permitting the board to abandon a proposed amendment, “a certificate setting forth the

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amendment ... shall be executed, acknowledged and filed and shall become effective” upon obtaining the requisite board and stockholder approvals. 8 Del. C. § 242(b)(1) (emphasis added).
     In our opinion, the language in Article X of the Certificate of Incorporation that purports to eliminate the statutory power of the Company (and, consequently, of the directors and stockholders) to amend Article II and Section 9.5 of the Certificate of Incorporation prior to the consummation of a Business Combination is contrary to the laws of the State of Delaware and, therefore, is invalid pursuant to Section 102(b)(1) of the General Corporation Law. Section 102(b)(1) provides that a certificate of incorporation may contain:
Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders .         . . ; if such provisions are not contrary to the laws of [the State of Delaware].
8 Del. C. § 102(b)(1) (emphasis added). Thus, the ability to curtail the powers of the corporation, the directors and the stockholders through the certificate of incorporation is not without limitation. Any provision in the certificate of incorporation that is contrary to Delaware law is invalid. See Lions Gate Entm’t Corp. v. Image Entm’t Inc., 2006 WL 1668051, at *7 (Del. Ch. June 5, 2006) (footnote omitted) (noting that a charter provision “purport[ing] to give the Image board the power to amend the charter unilaterally without a shareholder vote” after the corporation had received payment for its stock “contravenes Delaware law [ i.e., Section 242 of the General Corporation Law] and is invalid.”). In Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 118 (Del. 1952), the Court found that a charter provision is “contrary to the laws of [Delaware]” if it transgresses “a statutory enactment or a public policy settled by the common law or implicit in the General Corporation Law itself.” The Court in Loew’s Theatres, Inc. v. Commercial Credit Co., 243 A.2d 78, 81 (Del. Ch. 1968), adopted this view, noting that “a charter provision which seeks to waive a statutory right or requirement is unenforceable.”3

[3]	We note that Section 102(b)(4) of the General Corporation Law expressly permits a Delaware corporation to include in its certificate of incorporation provisions that modify the voting rights of directors and stockholders set forth in other provisions of the General Corporation Law. 8 Del. C. § 102(b)(4) (“the certificate of incorporation may also contain ... [p]rovisions requiring for any corporate action, the vote of a larger portion of the stock ... or a larger number of the directors, than is required by this chapter.”). While Section 102(b)(4) permits certificate of incorporation provisions to require a greater vote of directors or stockholders than is otherwise required by the General Corporation Law, in our view, nothing in Section 102(b)(4) purports to authorize a certificate of incorporation provision that entirely eliminates the power of directors and stockholders to amend the certificate of incorporation, with respect to certain provisions thereof or otherwise, as expressly permitted by Section 242. See also Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (where the Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).

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     That the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations is supported by Delaware case law. Delaware courts have repeatedly held that a reservation of the right to amend the certificate of incorporation is a part of any certificate of incorporation, whether or not such reservation is expressly included therein.4 See, e.g., Maddock v. Vorclone Corp.¸147 A. 255 (Del. Ch. 1929); Coyne v. Park & Tilford Distillers Corp., 154 A.2d 893 (Del. 1959); Weinberg v. Baltimore Brick Co., 114 A.2d 812, 814 (Del. 1955); Morris v. American Public Utilities Co., 122 A. 696, 701 (Del. Ch. 1923). See also 2 David A. Drexler, Lewis S. Black, Jr. & A. Gilchrist Sparks, III, Delaware Corporation Law & Practice, § 32.02 (2005) (“No case has ever questioned the fundamental right of corporations to amend their certificates of incorporation in accordance with statutory procedures. From the earliest decisions, it has been held that every corporate charter implicitly contains as a constituent part thereof every pertinent provision of the corporation law, including the provisions authorizing charter amendments.”); 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations & Business Organizations § 8.1 (2007 Supp.) (“The power of a corporation to amend its certificate of incorporation was granted by the original General Corporation Law and has continued to this day.”) (footnotes omitted); 1 Edward P. Welch, Andrew J. Turezyn & Robert S. Saunders, Folk on the Delaware General Corporation Law § 242.2.2, GCL-VIII-13 (2007-1 Supp.) (“A corporation may ... do anything that section 242 authorizes because the grant of amendment power contained in section 242 and its predecessors is itself a part of the charter.”) (citing Goldman v. Postal Tel., Inc., 52 F. Supp. 763, 769 (D. Del. 1943); Davis v. Louisville Gas & Electric Co., 142 A. 654, 656-58 (Del. Ch. 1928); Morris, 122 A. at 701; Peters v. United States Mortgage Co., 114 A. 598, 600 (Del. Ch. 1921)); Peters, 114 A. at 600 (“There is impliedly written into every corporate charter in this state, as a constituent part thereof, every pertinent provision of our Constitution and statutes. The corporation in this case was created under the General Corporation Law ... That law clearly reserves to this corporation the right to amend its certificate in the manner proposed.”).
     In Davis v. Louisville Gas & Electric Co., 142 A. 654 (Del. Ch. 1928), the Court of Chancery interpreted this reserved right to amend the certificate of incorporation broadly and observed that the legislature, by granting broad powers to the stockholders to amend the certificate of incorporation, “recognized the unwisdom of casting in an unchanging mould the corporate powers which it conferred touching these questions so as to leave them fixed for all time.” Id. at 657. Indeed, the Court queried, “[m]ay it not be assumed that the Legislature foresaw that the interests of the corporations created by it might, as experience supplied the material for judgment, be best subserved by an alteration of their intracorporate and in a sense private powers,” i.e., by an alteration of the terms of the certificate of incorporation? Id. The

[4]	This principle is also codified in Section 394 of the General Corporation Law. See 8 Del. C. § 394.

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Court further confirmed the important public policy underlying the reservation of the right to amend the certificate of incorporation:
The very fact that the [General Corporation Law]...deal[s] in great detail with innumerable aspects of the [certificate of incorporation] in what upon a glance would be regarded as relating to its private as distinguished from its public character, has some force to suggest that the state, by dealing with such subjects in the statute rather than by leaving them to be arranged by the corporate membership, has impliedly impressed upon such matters the quality of public interest and concern.
Id.
     While there is no definitive case law addressing the enforceability or validity, under Delaware law or otherwise, of a certificate of incorporation provision that attempts to place a blanket prohibition on amendments to certain provisions of the certificate of incorporation during a specified period of time, in our view, such a provision would be invalid. Indeed, in confirming the fundamental importance of a corporation’s power to amend the certificate of incorporation, Delaware courts have suggested, in dicta, that such provision might be unenforceable. See, e.g., Jones Apparel Group, Inc. v. Maxwell Shoe Co., 883 A.2d 837 (Del. Ch. 2004) (The Court suggested that the statutory power to recommend to stockholders amendments to the certificate of incorporation is a core duty of directors and noted that a certificate of incorporation provision purporting to eliminate a core duty of the directors would likely contravene Delaware public policy.); Triplex Shoe Co. v. Rice & Hutchins, Inc., 152 A. 342, 347, 351 (Del. 1930) (Despite the absence of common stockholders who held the “sole” power to vote on amendments to the certificate of incorporation, the Court assumed that an amendment to the certificate of incorporation nonetheless had been validly approved by the preferred stockholders noting that, by “the very necessities of the case,” the holders of preferred stock had the power to vote where no common stock had been validly issued because otherwise the corporation would be “unable to function.”); Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (The Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).
     More recently, the Court in Jones Apparel suggested that the right of directors to recommend to stockholders amendments to the certificate of incorporation is a “core” right of fundamental importance under the General Corporation Law. In Jones Apparel, the Delaware Court of Chancery examined whether a certificate of incorporation provision eliminating the power of a board of directors to fix record dates was permitted under Section 102(b)(1) of the General Corporation Law. While the Court upheld the validity of the record date provision, it was quick to point out that not all provisions in a certificate of incorporation purporting to eliminate director rights would be enforceable. Jones Apparel, 883 A.2d at 848. Rather, the

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Court suggested that certain statutory rights involving “core” director duties may not be modified or eliminated through the certificate of incorporation. The Jones Apparel Court observed:
[Sections] 242(b)(1) and 251 do not contain the magic words [“unless otherwise provided in the certificate of incorporation"] and they deal respectively with the fundamental subjects of certificate amendments and mergers. Can a certificate provision divest a board of its statutory power to approve a merger? Or to approve a certificate amendment? Without answering those questions, I think it fair to say that those questions inarguably involve far more serious intrusions on core director duties than does [the record date provision at issue]. I also think that the use by our judiciary of a more context- and statute-specific approach to police “horribles” is preferable to a sweeping rule that denudes § 102(b)(1) of its utility and thereby greatly restricts the room for private ordering under the DGCL.
Id. at 852. While the Court in Jones Apparel recognized that certain provisions for the regulation of the internal affairs of the corporation may be made subject to modification or elimination through the private ordering system of the certificate of incorporation and bylaws, it suggested that other powers vested in directors — such as the power to amend the certificate of incorporation — are so fundamental to the proper functioning of the corporation that they cannot be so modified or eliminated. Id.
     As set forth above, the statutory language of Section 242 and Delaware case law confirm that the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations as a matter of Delaware public policy. Moreover, Delaware case law also suggests that the fundamental power to amend the certificate of incorporation is a core right of the directors of a Delaware corporation. Because the provision in Article X of the Certificate of Incorporation purports to eliminate the fundamental power of the Company (and the “core” right of the Company’s directors) to amend Article II and Section 9.5 of the Certificate of Incorporation prior to the consummation of a Business Combination, such provision is contrary to the laws of the State of Delaware and, therefore, is invalid.
     Given our conclusion that Article II and Section 9.5 may be amended as provided in the Certificate of Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law, you have asked our opinion as to the vote required for approval of the Certificate of Amendment. Section 242(b) of the General Corporation Law provides the default voting requirements for an amendment to the certificate of incorporation. Under Section 242(b)(1), the Board of Directors of the Company (the “Board”) would be required to adopt a resolution setting forth the Certificate of Amendment and declaring its advisability prior to submitting the Certificate of Amendment to the stockholders entitled to vote on amendments to the Certificate of Incorporation. The Board may adopt such resolution by the affirmative vote of a majority of the directors present at a meeting at which a quorum is

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present, or, alternatively, by unanimous written consent of all directors. See 8 Del. C. §§ 141(b), 141(f). After the Certificate of Amendment has been duly approved by the Board, it must then be submitted to the stockholders of the Company for a vote thereon. The affirmative vote (or written consent) of a majority of the outstanding stock entitled to vote thereon would be required for approval of the Certificate of Amendment. See 8 Del. C. §§ 242(b)(1), 228(a). The default voting requirements set forth above may be increased to require a greater vote of the directors or stockholders by a provision in the certificate of incorporation or the bylaws (in the case of the Board). See 8 Del. C. §§ 102(b)(4), 141(b), 216, 242(b)(4). However, any certificate of incorporation or bylaw provision purporting to impose a supermajority or unanimous voting requirement must be “clear and unambiguous.” Centaur Partners, IV v. Nat’l Intergroup, Inc., 582 A.2d 923, 927 (Del. 1990). Moreover, a charter or bylaw provision which purports to alter the statutory default voting requirements must be “positive, explicit, clear and readily understandable” because such provisions give a minority the power to veto the will of the majority, thus effectively disenfranchising the majority. Id. (quoting Standard Power & Light Corp. v. Inv. Assocs., Inc., 51 A.2d 572, 576 (Del. 1947). Because there is no provision in the Certificate of Incorporation or Bylaws purporting to impose a different or greater vote of the directors or stockholders for the approval of an amendment to Article II and Section 9.5 of the Certificate of Incorporation, in our view, the statutory default voting requirements would apply to the approval of the Certificate of Amendment by the directors and stockholders of the Company.
     In addition, in our view, a Delaware court would not interpret the provision in Article X of the Certificate of Incorporation that purports to eliminate the power of the Company (and, consequently, the directors and stockholders) to amend Article II and Section 9.5 prior to the consummation of a Business Combination as requiring a supermajority or unanimous vote of the directors and/or stockholders to approve the amendments purportedly prohibited thereby. Nothing in the language of Article X suggests that the drafter’s intent was to impose a supermajority or unanimous voting requirement on amendments to Article II or Section 9.5. Rather, the language in Article X purports to entirely eliminate any vote by prohibiting any amendment to Article II and Section 9.5 prior to the consummation of a Business Combination. Moreover, in our view, a Delaware court would not reform the provisions of Article X to provide for a voting requirement not intended by the drafters. See Lions Gate, 2006 WL 1668051, at *8 (holding that reformation of a certificate of incorporation is unavailable where the proponent fails to demonstrate that all present and past shareholders intended the reformed provision to be included within the certificate) (citing Waggoner v. Laster, 581 A.2d 1127, 1135 (Del. 1990)).
CONCLUSION
     Based upon and subject to the foregoing, and subject to the limitations stated herein, it is our opinion that the Certificate of Amendment, if duly adopted by the Board of Directors of the Company (by vote of the majority of the directors present at a meeting at which a quorum is present or, alternatively, by unanimous written consent) and duly approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon, all in accordance with Section 242(b) of the General Corporation Law, would be valid and effective

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when the Certificate of Amendment is filed with the Secretary of State in accordance with Sections 103 and 242 of the General Corporation Law.
     The foregoing opinion is limited to the General Corporation Law. We have not considered and express no opinion on any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or any other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.
     The foregoing opinion is rendered for your benefit in connection with the matters addressed herein. We understand that you may furnish a copy of this opinion letter to the SEC in connection with the matters addressed herein. We further understand that you may include this opinion letter as an annex to your proxy statement for the special meeting of stockholders of the Company to consider and vote upon the Certificate of Amendment, and we consent to your doing so. Except as stated in this paragraph, this opinion letter may not be furnished or quoted to, nor may the foregoing opinion be relied upon by, any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.
CSB/TNP

Exhibit A

Certificate of Amendment of the
Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HICKS ACQUISITION COMPANY I, INC.
     Hicks Acquisition Company I, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST:	That the name of the Corporation is “Hicks Acquisition Company I, Inc.”

SECOND:	That on ___, 2009, resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting this amendment to Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), declaring this amendment to be advisable and recommending this amendment for approval by the Corporation’s stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof.

THIRD:	The Certificate is amended as follows:

1. Article II of the Certificate is amended and restated to read in its entirety as follows:

ARTICLE II PURPOSE

The purpose of the Corporation is to conduct all lawful business permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

2. Article IX, Section 9.5 of the Certificate is amended and restated to read in its entirety as follows:

Section 9.5 Existence.

In the event that the transactions contemplated by the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009, among Hicks Acquisition Company I, Inc., Resolute Energy Corporation, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC and HH-HACI, L.P. are not consummated by October 5, 2009, the Corporation’s existence shall terminate on October 5, 2009. The Corporation shall otherwise have perpetual existence.

3. All section references to Section 9.5 in Certificate are hereby deleted.

FOURTH:	That on ___, 2009, pursuant to resolutions of the Corporation’s Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

FIFTH:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:	That the capital of the Corporation shall not be reduced under or by reason of such amendment.

SEVENTH:	This Certificate of Amendment shall become effective upon filing with the Secretary of State of Delaware.
IN WITNESS WHEREOF, the Corporation has duly caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed as of this ___day of ___, 2009.

HICKS ACQUISITION COMPANY I, INC.
By:
	Name:	Joseph B. Armes
	Title:	President, Chief Executive Officer and Chief Financial Officer